SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported) October 9, 2001


                               PHARMOS CORPORATION
             (Exact name of Registrant as Specified in its Charter)


            Nevada                        0-11550                36-3207413
(State or Other Jurisdiction            (Commission            (IRS Employer
      of Incorporation)                 file Number)         Identification No.)


      99 Wood Avenue South, Suite 301, Iselin, New Jersey       08830
         (Address of Principal Executive Offices)             (Zip Code)


        Registrant's telephone number, including area code (732) 452-9556

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Item 2. Acquisition or Disposition of Assets

     On October 9, 2001, Pharmos Corporation sold all of its rights to its loteprednol etabonate (LE) ophthalmic business to Bausch & Lomb Incorporated for cash and assumption of certain ongoing obligations. The acquisition had two parts, one for products already on the market, the second for a medication now in clinical trials. Based on meeting certain new product milestones, the price of the total acquisition may reach $49 million.

     Pharmos received approximately $25 million in cash for its rights to Lotemax(R) and Alrex(R), prescription anti-inflammation and allergy products that are currently made and marketed by Bausch & Lomb under a 1995 Marketing Agreement with Pharmos.

     Bausch & Lomb also acquired future extensions of LE formulations including LE-T, a combination product using tobramycin and currently in Phase III clinical trials, for approximately $14 million, with the actual payment price based on the date of market introduction of this new combination therapy. An additional milestone payment of up to $10 million could be paid to Pharmos to the extent sales of the new product exceed an agreed-upon forecast in the first two years. Subject to certain conditions and limitations as described in the purchase agreement, Pharmos has agreed to share in the R&D costs associated in conducting the Phase III clinical trials and FDA approval for LE-T. Pharmos expects these costs to be approximately $1 million.

     Pharmos compensated the LE patent owner and licensor with approximately $2.7 million from the proceeds of the sale of Lotemax and Alrex in return for his consent to Pharmos' assignment of its rights under the license agreement to Bausch & Lomb, and will also pay the him a portion of the LE-T sale proceeds and a portion of its milestone payment.

     The transaction provides Pharmos with significant capital to invest in its strategic growth in the marketplace for CNS, neurological and inflammation-based disorders. Pharmos plans to devote its resources toward three primary areas of activity: to support the successful completion of its current Phase III pivotal trial of dexanabinol for traumatic brain injury (TBI), to ramp-up efforts in advancing its other drug candidates from preclinical to clinical stages, and to support potential partnering arrangements, strategic collaborations, in-licensing and other tactical moves that could provide new drug candidates for clinical development.

Exhibits

2.1 Asset Purchase Agreement between Bausch & Lomb Incorporated and Pharmos Corporation dated October 9, 2001.

2.2 License Assignment and Amendment Agreement dated as of October 9, 2001 by and among Dr. Nicholas S. Bodor, Pharmos Corporation and Bausch & Lomb Incorporated.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 15th day of October, 2001.


                                        PHARMOS CORPORATION


                                        By:  /s/  Robert W. Cook
                                             ----------------------------------
                                             Name:  Robert W. Cook
                                             Title: Executive Vice President and
                                                    Chief Financial Officer